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                                                                 Exhibit 10.6



                               SUMMIT DESIGN, INC.
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


EMPLOYEE:                           C. ALBERT KOOB
EFFECTIVE DATE:                     July 30, 1999

This Agreement is entered into as of the above date by and between SUMMIT DESIGN, INC., a Delaware corporation ("Summit"), and the above-named employee ("Koob").

1. EMPLOYMENT AND DUTIES. Summit hereby employs Koob to serve and perform in the role of Vice President of Finance and Chief Financial Officer; provided that, if Summit shall hire a new full-time Vice President of Finance and/or Chief Financial Officer prior to the expiration of this Agreement, Summit shall employ Koob as a Vice President who shall assist the new Vice President of Finance and/or Chief Financial Officer. Koob agrees to perform the duties of these positions to the best of his ability and to devote full time and attention to the transaction of Summit's business.

2.       TERM AND TERMINATION.

         (a) This Agreement shall expire on the earlier of (i) the date that is 30 days after the date a new CEO or CFO has begun working at Summit on a full-time basis (a "CEO/CFO Hiring Date"), (ii) the date that is two weeks after the closing of any acquisition of another company by Summit (an "Acquisition Closing Date") or (iii) December 31, 1999. Koob hereby agrees that if he is still an employee of Summit on such date, unless otherwise mutually agreed upon in writing, he will resign his employment with Summit. Both parties acknowledge that the employment created herein is Employment-at-Will and may be terminated at any time with or without cause under the terms stated herein.

         (b) In the event that Koob notifies Summit of termination of his employment with Summit for any reason other than specified in Section 2(d), this Agreement shall terminate as of the date of such notification. Termination under this Section 2(b) is "Resignation".

         (c) In the event that Summit notifies Koob of termination of his employment by Summit because Koob willfully abandoned the duties of his position or engaged in any criminal practice which the Chief Executive Officer and Board of Directors reasonably determines is detrimental or harmful to the good name, goodwill, or reputation of Summit, or which does or could adversely effect the interests of Summit, then this Agreement shall terminate as of the date of such notification; provided, however, that the Chief Executive Officer or the Board of Directors shall notify Koob upon the commencement of any investigation by either of them into any of Koob's acts which may be determined to be a criminal practice. Termination under this
Section 2(c) is "Cause".

          (d) In the event that Koob notifies Summit of his resignation as an employee of Summit because Summit has required (in writing)


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Koob to perform without Koob's consent (in writing) solely in any role other than Vice President of Finance and Chief Financial Officer, or, in the event that Summit has hired another person in the position of Vice President of Finance and/or Chief Financial Officer, in any role other than a Vice President who shall assist the new Vice President of Finance and/or Chief Financial Officer, then this Agreement shall terminate as of the date of such notification. Termination under this Section 2(d) is "Construction".

         (e) In the event that Summit notifies Koob of termination of his employment by Summit for any reason other than specified in Section 2(c) and/or 2(d), this Agreement shall terminate as of the date of such notification. Termination under this Section 2(e) is "Convenience".

         (f) Notwithstanding the above, termination of this Agreement shall not release Koob from any obligations under Sections 5, 6, 7, and 8 hereof.

3. COMPENSATION AND BENEFITS. In consideration of the services to be performed by Koob, Summit agrees to pay Koob the compensation and extend to Koob the benefits consisting of the following:

         (a)       Annual Base Salary of $160,000, paid twice monthly.

         (b) Koob shall be provided the right to participate in the health, dental, and life insurance programs provided for the senior level executives of Summit.

         (c) Koob shall earn up to two (2) weeks of Paid Time Off during the term of this Agreement in addition to the two (2) weeks of Paid Time Off already earned during the first half of 1999. This Paid Time Off shall be available for use as earned according to the standard policy of Summit.

         (d)       An allowance for car expenses of $750.00 per month.

         (e) A one-time retention bonus in the amount of $100,000 (the "Retention Bonus") to be paid on January 2, 2000 if Koob is an employee on December 31, 1999.

4.       TERMINATION PAYMENT.

         (a) In the event that this Agreement is terminated prior to December 31, 1999 (i) for Construction as defined in Section 2(d), (ii) for Convenience as defined in Section 2(e), (iii) as a result of a CEO/CFO Hiring Date or an Acquisition Closing Date as defined in Section 2(a), or (iv) as a result of Koob's death or disability, then Summit shall pay Koob the Retention Bonus within 15 days of Mr. Koob's termination and, beginning in the month that Koob's employment is terminated, Summit shall also pay Koob $13,333.33 per month plus all benefits set forth in Sections 3(b) and 3(d). This payment shall continue monthly for a total of twelve (12) months; provided, however, that as a condition precedent to Koob receiving the Retention Bonus and the monthly payments and benefits, Koob must execute the Settlement Agreement in the form attached hereto as Annex A and the seven (7) day revocation period referenced in Section 7 thereof shall have expired.


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         (b)       In the event that this Agreement is terminated as a result of Mr. Koob's Resignation, then beginning in the month that Mr. Koob's employment is terminated, Summit shall pay Koob $13,333.33 per month plus the benefits set forth in Section 3(b) and [3(d)] and continue such benefits monthly for a total of twelve (12) months; provided, however, that as a condition precedent to Koob receiving the monthly payments and the benefits set forth in Sections 3(b) and 3(d), Koob must execute the Settlement Agreement in the form attached hereto as Annex A and the seven (7) day revocation period referenced in Section 7 thereof shall have expired.

         (c) In the event that Koob remains employed by Summit pursuant to this Agreement until December 31, 1999, Summit shall pay Koob the Retention Bonus on January 2, 2000 and, beginning in January 2000, Summit shall pay Koob $13,333.33 per month plus all benefits set forth in Sections 3(b) and 3(d). This payment shall continue monthly, with the last payment being made for the month ended December 31, 2000; provided, however, that as a condition precedent to Koob receiving the monthly payments and benefits, Koob must execute the Settlement Agreement in the form attached hereto as Annex A and the seven (7) day revocation period referenced in Section 7 thereof shall have expired.

         (d) Notwithstanding Sections 4(a), 4(b), 4(c), in the event that more than 75% of the assets or more than 50% of the outstanding shares of Summit are acquired by another company while Koob is an employee of Summit, then payment of the Retention Bonus shall be accelerated and Summit shall pay Koob the Retention Bonus in full on the date of the closing of the acquisition which payment shall be in lieu of and in satisfaction of the Retention Bonus which would otherwise be required to be paid by Summit to Koob pursuant to Sections 4(a) and 4(c).

5. CONFIDENTIALITY. Koob acknowledges that certain customer lists, design work, and related information, equipment, computer software, and other proprietary products and information, whether of a technical or non-technical nature, including but not limited to schematics, drawings, models, photographs, sketches, blueprints, printouts, and program listings of Summit, collectively referred to as "Technology", were and will be designated and developed by Summit at great expense and over lengthy periods of time, are secret and confidential, are unique and constitute the exclusive property and trade secrets of Summit, and any use or disclosure of such Technology, except in accordance with and under the provisions of this or any other written agreements between the parties, would be wrongful and would cause irreparable injury to Summit. Koob hereby agrees that he will not, at any time, without the express written consent of Summit, publish, disclose, or divulge to any person, firm, or corporation any of the Technology, nor will Koob use, directly or indirectly, for Koob's own benefit or the benefit of any other person, firm, or corporation, any of the Technology, except in accordance with this Agreement or other written agreements between the parties.

6. Inventions. All original written material including programs, charts, schematics, drawings, tables, tapes, listings, and technical documentation which are prepared partially or solely by Koob in connection with employment by Summit shall belong exclusively to Summit.


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7.       RETURN OF DOCUMENTS. Koob acknowledges that all originals and copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of Summit or containing any confidential information of Summit shall be the sole and exclusive property of Summit, and shall be returned to Summit upon the termination of employment for any reason whatsoever or upon the written request of Summit.

8. COMPLIANCE. Koob agrees to comply with all of Summit's written employment policies, guidelines, and procedures as contained in an employment manual, including revisions and additions thereto.

9. INJUNCTION. In addition to all other legal rights and remedies, Summit shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief of any actual or threatened violation of any term hereof without requirement of bond, as well as an equitable accounting of all profits or benefits arising out of such violation.

10. WAIVER. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

11. DISPUTES. The legal relations of the parties hereunder, and all other matters hereunder, shall be governed by the laws of the State of Oregon. Unresolved disputes shall be resolved in a court of competent jurisdiction in Washington County, Oregon, and all parties hereto consent to the jurisdiction of such court.

12. ENTIRE AGREEMENT. This Agreement and Annex A hereto set forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof, including without limitation that certain Employment Agreement dated as of October 21, 1995 and that certain Employment Agreement dated February 14, 1999 by and between Summit and Koob. No modification of amendment hereof is effective unless in writing and signed by both parties.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first herein above written.

"EMPLOYER":              SUMMIT DESIGN, INC.
                         a Delaware Corporation

                         By:________________________________________
                         Name: Amihai Ben-David
                         Title: Compensation Committee Member

                         By:________________________________________
                         Name:  William V. Botts
                         Title:  Compensation Committee Member

"EMPLOYEE":              ___________________________________________
                         C. Albert Koob


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